Exhibit 4.1

EXHIBIT A

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

Date of Issuance
$	March 22, 2024

FOR VALUE RECEIVED, Pure Bioscience, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of ____________________________________ (the “Lender”), the principal sum of ____________________________ ($__________), together with interest thereon from the date of this Note. Interest shall accrue at a rate equal to 7.81%1, compounded annually. Unless earlier converted into Conversion Shares pursuant to Section 2.2 of that certain Note Purchase Agreement dated March 22, 2024 among the Company, Lender and certain other investors (the “Purchase Agreement”), the principal and accrued interest shall be due and payable by the Company on demand by the Lender at any time after three years following the date of issuance of this Note (the “Maturity Date”).

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. Prepayment of principal, together with accrued interest, may not be made without the consent of the Requisite Holders. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

1 To equal the (i) the 30-day average of the Secured Overnight Financing Rate (SOFR) plus (ii) 2.5%. The monthly average SOFR rate will be based on the New York Fed website located at: https://www.newyorkfed.org/markets/reference-rates/sofr.

2. Security. This Note is a general unsecured obligation of the Company.

3. Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2.2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion.

4. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

5. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Requisite Noteholders. Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Lenders.

6. Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

7. Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (collectively, “Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

8. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to other instruments made by Delaware residents to be performed entirely within the State of Delaware. Notwithstanding any provision of this Convertible Promissory Note to the contrary, this Convertible Promissory Note shall be (to the extent necessary to satisfy the requirements of Section 22062(b)(3)(D) of the California Financial Code) subject to the implied covenant of good faith and fair dealing arising under Section 1655 of the California Civil Code.

[Signature page follows]

PURE BIOSCIENCE, INC.

By:
Name:	Robert Bartlett
Title:	Chief Executive Officer & President